Exhibit 10.19

FORM OF DISTRIBUTION AGREEMENT1

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of [•]2, by and between:

(A) [Please delete as appropriate, for APAC: MWB Shelfco 65 Pte. Ltd. / for LATAM: [Berra Operations LLC and MWB 41 Sàrl] / for EMEA: MWB 41 Sàrl ([for LATAM only: together] “Supplier”); and

(B) [For APAC: Becton Dickinson Holdings Pte. Ltd. / For LATAM: Becton, Dickinson and Company for the Products exported to the Territories by Becton, Dickinson and Company and BD Switzerland Sàrl for the Products exported to the Territories by BD Switzerland Sàrl / For EMEA: BD Switzerland Sàrl] ([for LATAM only: each (as applicable for the relevant Products)]“Distributor”).

Supplier and Distributor may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, in connection with the transactions contemplated by the Separation and Distribution Agreement, the Parties contemplate that during the Term (as defined herein), Distributor will be appointed as a distributor of Supplier to support certain commercial operations of the SpinCo Business as it relates to the Products (as defined herein) in each Territory until (i) Governmental Approvals required to distribute the Products in such Territory are obtained and order-to-cash processes and other services of the SpinCo Business for such Territory are migrated to an alternative commercial arrangement between the Parties, or (ii) the services of the SpinCo Business for such Territory are transitioned to a third-party distributor or to an independent infrastructure of Supplier, in each case in accordance with the terms and conditions set forth herein (the “Purpose”).

WHEREAS, Becton Dickinson Holdings Pte. Ltd. exports the Products to the relevant Territory as agent for Supplier pursuant to the LSA.3

[1]

Note to Form: once the template has been agreed this agreement will be duplicated x 3: one for APAC (covering China (5%- Shanghai), India (includes sales to Bangladesh and South Asia), Indonesia, Korea, Taiwan and Hong Kong); one for LATAM (covering Brazil (excluding product from Curitiba), Colombia (includes sales to Ecuador), Argentina, Chile, Peru and Mexico); and one for EMEA (covering Israel and Italy)

[2]	Note to Form: the date of the agreement shall be the Distribution Date (as defined in the Separation and Distribution Agreement)
[3]	Note to Form: required for APAC Distribution Agreement only

WHEREAS, Becton, Dickinson and Company and BD Switzerland Sàrl exports the Products to the relevant Territory as agent for Supplier pursuant to the LSA.4

WHEREAS, BD Switzerland Sàrl exports the Products to the relevant Territory as agent for Supplier pursuant to the LSA.5

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement.

“Additional Services” shall have the meaning set forth in Section 4.6.

“Affiliate” of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, however, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement (but, for the avoidance of doubt, includes the Separation and Distribution Agreement.

“Claim” shall have the meaning set forth in Section 18.4.

“Commencement Date” shall mean the date at the top of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 22.1.

“Customer Agreements” shall have the meaning set forth in Section 8.2.

“Data Protection Laws” means: (a) the Data Protection Act 2018; (b) the General Data Protection Regulation (EU) 2016/679 (“GDPR”); (c) the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018, and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (“UK GDPR”); (d) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426), and (e) all United Kingdom and European Union (with direct effect) laws and regulations relating to processing of personal data and privacy together with the corresponding laws of any other applicable jurisdiction in which the Services are provided or received.“Dispute” shall have the meaning set forth in Section 7.1.

[4]	Note to Form: required for LATAM Distribution Agreement only
[5]	Note to Form: required for EMEA Distribution Agreement only

“Distribution Date” shall have the meaning given to it in the Separation and Distribution Agreement.

“Distributor” shall have the meaning set forth in the Preamble.

“Distributor ERP System” means those information technology systems and platforms selected by Distributor, in its sole discretion acting reasonably for use in connection with the performance of Services.

“Excluded Services” means those applications, services, functions and reports specifically set forth in Schedule 4, except in each case aspects of such applications, services, functions and reports, if any, to the extent specifically set forth in the Services Schedule as of the date the Separation and Distribution Agreement is first executed by the parties thereto or in any other Ancillary Agreement.

“Field Action” shall have the meaning set forth in Section 10.1.

“Force Majeure Event” shall have the meaning set forth in Section 23.1.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Guardrail” shall have the meaning set forth in Section 12.1.

“Interest Payment” shall have the meaning set forth in Section 11.2.1.

“Local Sub-Distributor” shall mean, for each Territory, each Affiliate of the Distributor that is listed in the “Local Sub-Distributor” column in the table set forth in Schedule 1.

“Local Services Agreement” shall mean each “Support Services Agreement” in each Territory, by and between the local Supplier Affiliate and Local Sub-Distributor for the provision of local support services.

“Losses” shall have the meaning set forth in the Separation and Distribution Agreement.

“LSA” shall mean that certain Logistics Services Agreement, dated as of [•], by and between Supplier and Distributor.

“Net Revenue” shall mean, with respect to a given month and in each Territory (as applicable), the total net revenue of the applicable Local Sub-Distributor in connection with any Products for such month, calculated in accordance with United States GAAP as:

(a) the total gross revenue of the applicable Local Sub-Distributor with respect to the Products for such month in the relevant Territory, including (1) the total amount invoiced to customers (end-user or distributor), (2) any service fees or other amounts charged, or (3) freight, shipping, logistics or other costs charged, in each case (1)-(3) with respect to any Products for such month in the relevant Territory; minus

(b) provisions made for volume rebates, distributor chargebacks and payment term discounts, with respect to Products in such month, in each case, only to the extent such provision for returns, rebates or chargebacks are made in such month in the relevant Territory; plus or minus

(c) any product returns or debit or credit memos with respect to Products for such month in the relevant Territory, as applicable, in each case consistent with Supplier’s generally applicable internal policies and practices, consistent with past practice;

provided that “Net Revenue” shall exclude: (x) any sales and value-added tax (VAT), and (y) accounts receivable tolerance write-offs, in each case (x) and (y) with respect to Products for such month in the relevant Territory.

“Non-Payment Notice” shall have the meaning set forth in Section 11.2.1.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company) or other similar entity or Governmental Authority.

“Pre-Effective Date Distribution Form” shall have the meaning set forth in Section 4.4.1.

“Product(s)” shall mean the products as described in Schedule 3 that are supplied in each Territory, as applicable.

“Product Price” shall have the meaning set forth in Section 11.1.1.

“Purpose” shall have the meaning set forth in the Recitals.

“Reimbursable Costs” means, in each case without any mark-up, all shipping costs, selling costs, general administration costs, costs of sales, R&D services costs, costs of Sales and Promotion Services (as described in Schedule 2), fees payable under the Local Services Agreement and other income and expenses related to the SpinCo Business direct P&L, that are incurred by the Distributor directly, as allocated costs or as costs payable to a Third Party.

“Representative(s)” shall mean (a) with respect to Distributor, Distributor, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent designated by Distributor to provide Services under this Agreement, and (b) with respect to Supplier, Supplier, its Affiliates and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to receive Services or to perform any obligations on behalf of Supplier pursuant to this Agreement.

“Return” shall mean, with respect to any Services in the Territories, an amount equal to the percentage of Net Revenue for such Territory, as set out in Schedule 1 for each Territory.

“Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement to be entered into by and between Becton, Dickinson and Company and Embecta Corp.

“Services” shall mean all services to be provided to Supplier as described on the Services Schedule or as added to the Services Schedule pursuant to Section 4.6.

“Services Schedule” shall mean the schedule attached hereto as Schedule 2.

“Set-Up Costs” shall have the meaning set forth in Section 4.1.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Supplier” shall have the meaning set forth in the Preamble.

“Subdistributor” shall have the meaning set forth in Section 14.1.

“Term” shall have the meaning set forth in Section 3.1.

“Territory” shall mean each territory identified in Schedule 1, and for the purpose of any early termination in accordance with Section 20 “Territory” shall mean each of LATAM and CASAJ (as applicable).

“Third Party” means any Person other than Distributor, Supplier or their respective Affiliates.

“Transition Plans” shall have the meaning set forth in Section 3.2.2.

“True-Up” shall have the meaning set forth in Section 11.1.2(a).

“True-Up Amount” shall have the meaning set forth in Section 11.1.2(a).

“Warranties” shall have the meaning set forth in Section 8.4.

“Withholding Agent” shall have the meaning set forth in Section 11.4.2.1.

2. APPOINTMENT

2.1 Subject to the terms and conditions of this Agreement, Supplier, on behalf of itself and its Affiliates, hereby (i) grants to Distributor and its applicable Local Sub-Distributor the right to distribute the Products in the Territories, and (ii) appoints Distributor and its applicable Local Sub-Distributor, in each case as their distributor with respect to such Services for the Products in the applicable Territory, in each case as described in Schedule 1 and on the terms and conditions set forth in this Agreement. This Agreement does not give Distributor any right to, or to authorize any Subdistributor to, manufacture, assemble, or in any other way produce the Products.

2.2 [For EMEA: Supplier acknowledges that each Local Sub-Distributor is entitled to retain the Return as set out in Schedule 1 / For APAC: Supplier acknowledges that Distributor will determine how to allocate the Return among itself and Local Sub-Distributors.]6

3. TERM

3.1 This Agreement shall commence on the Commencement Date and terminate on the second (2nd) anniversary of the Commencement Date (the “Term”), unless terminated earlier under Section 20.

3.2 Transition Plan.

3.2.1 Each Party shall use diligent, concerted and commercially reasonable efforts to cause Supplier to transition off of the provision of the Services in each Territory (including by transitioning to an alternative arrangement with respect to the Products in such Territory, if applicable) as promptly as possible, but in no event later than the end of the applicable Term. The Parties shall transition responsibility for the performance of Services to Supplier in a manner that minimizes, to the extent reasonably possible, disruption to the SpinCo Business and the continuing operations of Distributor and its relevant Affiliates, including in relation to orders for Products placed by customers up to the effective date of the expiration or termination of this Agreement. For the avoidance of doubt Supplier shall be primarily responsible with respect to transitioning off of the provision of Services in each Territory. Distributor shall have no obligation hereunder to perform (or procure that its Affiliates perform) any Services following the Term. The Parties acknowledge and agree that time is of the essence with respect to the foregoing in this Section 3.2.1.

3.2.2 In furtherance of Section 3.2.1, Supplier shall use commercially reasonable efforts to set forth the steps required to transfer the Services in each Territory to Supplier, a successor distributor and/or a logistics services provider in a written transition plan or plans with respect to such Territory (the “Transition Plans”). The Supplier shall use its commercially reasonable efforts to develop the Transition Plans within six (6) months after the Distribution Date and Distributor shall reasonably consult with Supplier in

[6]	Note to Form: Clause 2.2 not required for LATAM Distribution Agreement preparation thereof. In furtherance of the foregoing, Distributor shall provide to Supplier information reasonably requested by Supplier that is necessary for Supplier to develop the Transition Plans, and the Parties shall reasonably cooperate with respect to the development of the Transition Plans (including through the Distributor Functional Leads and Supplier Functional Leads).

3.2.3 Without limitation to and subject to Section 3.2.2, the Parties will reasonably cooperate in an effort to agree in writing with respect to reasonable Transition Plans, and if the Parties agree in writing to such Transition Plans, then the Parties shall each use commercially reasonable efforts to undertake the activities expressly delegated to and agreed to by such Party in such Transition Plans. To the extent support is required by the Distributor in a material respect for the purposes of implementation of the Transition Plan, Distributor will be reimbursed for those services at an agreed upon hourly rate, unless otherwise provided for in such Transition Plan.

3.2.4 Distributor shall reasonably cooperate with Supplier with respect to efforts by Supplier to obtain new or replacement contracts with respect to Services as it concerns Third Party vendors with which Distributor has commercial relationships with respect to such Services; provided, that for the avoidance of doubt Supplier shall be primarily responsible with respect to obtaining such new or replacement contracts.

4. DESCRIPTION OF SERVICES

4.1 Subject to the terms and conditions of this Agreement, Distributor will use commercially reasonable efforts to provide or cause its Affiliates to provide such Services to Supplier and its Affiliates during the Term. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth herein and in the Services Schedule. Except as already performed by Parent and paid for by SpinCo under an Ancillary Agreement that covers the Services provided hereunder, or as otherwise expressly provided herein, with respect to an applicable Service, if any set up charge or any other similar costs reasonably necessary for the commencement of such Service for the Territory in accordance with the terms hereof are required (“Set-Up Costs”), such Set-Up Costs shall be the responsibility of the Supplier and such charges and costs shall be deemed to be “Reimbursable Costs” hereunder and deducted as part of the True-Up in accordance with Section 11.1.2.

4.2 Schedules and Precedence. This Agreement shall govern the provision of Services. Except with respect to any limitations on the Services set forth in this Agreement, if there is any inconsistency between the terms of the Services Schedule and the terms of the main body of this Agreement (i) the terms of the Services Schedule shall govern with respect to the provision of a specific Service (including pricing, term, technical or operational matters) and (ii) the main body of this Agreement shall govern for legal terms and conditions.

4.3 Information. Unless otherwise mutually agreed by the Parties, the Services Schedule and any amendments thereto shall set forth, at a minimum, the following information for each listed Service:

(a) a description of the Service to be provided; and

(b) any other terms uniquely applicable to such Service.

4.4 Nature of Services.

4.4.1 Unless otherwise expressly set forth in the Services Schedule, for each Territory Distributor shall perform the Services in substantially the same form and at a relative level of service that such Services were performed internally by or on behalf of Distributor (or for Services provided by a Third Party, if applicable, the form consistent with the requirements of the Third Party contract under which such Service was last provided before the Commencement Date by a Third Party) with respect to the SpinCo Business in the twelve (12) months prior to the Commencement Date to the extent transacted through the Distributor ERP System, in each case with respect to, without limitation, quality, availability and volume (as may be increased to take into account the hiring of employees to operate the SpinCo Business as of the Commencement Date and increases in volume reasonably attributable to the organic growth of the SpinCo Business following the Commencement Date); provided, however, that such performance shall at a minimum be at no lesser standard of quality generally consistent with the services or arrangements Distributor provides to its own Affiliates (collectively, the “Pre-Effective Date Distribution Form”). Notwithstanding the foregoing, Distributor may change a Pre-Effective Date Distribution Form solely to the extent (a) any change in nature, scope or performance levels is agreed in writing by the Parties from time-to-time during the Term of this Agreement, (b) of any restrictions imposed on Distributor by applicable Law or regulation, in which case any such change shall be to the minimum extent necessary, as determined by Distributor in its reasonable discretion, such that Distributor can provide such Service in compliance with applicable Law or regulation, (c) any changes in the nature, scope and performance levels of such Service are necessitated by the Separation and Distribution (as both terms are defined in the Separation and Distribution Agreement), or the organic growth of the SpinCo Business during the Term, (d) any modification in process for providing Services are necessitated by the extraction of the SpinCo Business from Distributor’s continuing operations and (e) required by any contractual obligations owed by Distributor to any Third Party(ies) with respect to Services provided by, from or through such Third Party(ies) hereunder. Regarding the changes described in the previous sentence, Distributor shall implement such changes in a commercially reasonable manner that, where practical, is consistent with the practices performed internally by or on behalf of Distributor with respect to the SpinCo Business in the twelve (12) months prior to the Commencement Date. For the avoidance of doubt, in providing the Services, Distributor may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion, provided that (i) Distributor shall provide notice to Supplier with respect to material changes by Distributor to any such systems, hardware, software, processes and procedures, if any, that are made solely with respect to Supplier (and not similar services for itself or its Affiliates), in which case, Distributor shall use commercially reasonable efforts to make such changes in a manner that does not cause Supplier to incur increased costs hereunder and shall notify Supplier in advance if such changes will result in a material increase in costs, and (ii) any changes by Distributor to any such systems, hardware, software, processes and procedures, will not be made in a manner that adversely affects in any material respect the ability of Distributor to comply with its obligations to provide the Services in the Pre-Effective Date Distribution Form to the extent required above in this Section 4.4.1.

4.4.2 To the extent Distributor fails to provide Services in accordance with the terms of this Agreement, Distributor shall as soon as practicable correct the non-conforming portion of such Services such that it can provide such Service in the Pre-Effective Date Distribution Form to the extent required by Section 4.4.1, in each case at no extra charge or cost to Supplier.

4.4.3 Distributor will use commercially reasonable efforts in the performance of the Services and its duties and obligations hereunder with the same degree of care, skill and prudence customarily exercised when engaging in similar activities for itself and, without limitation, Distributor will use commercially reasonable efforts to provide the Services in accordance with the service standards set forth in this Section 4.4.

4.4.4 WITHOUT LIMITING THE OBLIGATIONS SET OUT IN SECTION 4.4.1, AND WITHOUT LIMITING ANY REPRESENTATION OR WARRANTY IN THE SEPARATION AND DISTRIBUTION AGREEMENT, (i) ALL SERVICES PERFORMED AND THE DISTRIBUTOR ERP SYSTEM PROVIDED BY DISTRIBUTOR HEREUNDER ARE PERFORMED, PROVIDED, AND MADE AVAILABLE ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (ii) DISTRIBUTOR DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, NONINFRINGEMENT AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

4.5 Service Limitations.

4.5.1 Notwithstanding any provision of this Agreement to the contrary:

(a) except as and to the extent necessary for the receipt of any Services by Supplier, any arrangements provided under and subject to the other Ancillary Agreements, Distributor shall have no obligation to provide Supplier with access to or use of any Distributor information technology systems, information technology, platforms, networks, applications, software databases or computer hardware;

(b) Distributor shall have no obligation to provide Supplier with any Excluded Services and Distributor shall not be obligated to provide and shall not be deemed to be providing any advisory services (including advice with respect to legal, financial, accounting, insurance, regulatory or tax matters) to Supplier or any of its Representatives as part of or in connection with the Services or otherwise;

(c) Distributor shall have no obligation, unless to the extent necessary to provide the Services, and without limiting, for clarity, Section 10.1, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Supplier or any of its Representatives; and

(d) in no event shall Distributor or its Affiliates have any obligation to favor Supplier or any of its Affiliates’ operation of the SpinCo Business over its own business operations or those of its Affiliates.

4.5.2 Notwithstanding any provision of this Agreement to the contrary, Distributor shall not be required to:

(a) perform any Service or provide access to or use of any part of the Distributor ERP System in any manner that violates or contravenes any restrictions imposed on Distributor by applicable Law or regulation;

(b) perform any Service or provide access to or use of any part of the Distributor ERP System in any manner that breaches or contravenes any contractual obligations owed by Distributor to any Third Party(ies). Distributor will provide written notice to Supplier to the extent any such Third Party contractual obligation will materially impact the provision of applicable Services hereunder (or change the cost thereof);

(c) hire any additional employees, maintain the employment of any one or more specific employees, or purchase, lease or license any additional equipment, software (including additional seats or instances under existing software license agreements) or other resources (in each case in this Section 4.5.2(c) subject to Distributor’s compliance with its obligations to provide the applicable Services in the Pre-Effective Date Distribution Form to the extent required by Section 4.4.1); or

(d) bear or pay any costs related to the conversion of the Supplier’s data at the Supplier’s request without limiting, for clarity, Sections 4.4.1 and 4.7.

4.5.3 Distributor shall have no obligation to provide data migration support including any data extraction, data cleansing or data insertion, with respect to historical or transactional data except as and to the extent set forth in this Section 4.5.3 or as and to the extent otherwise expressly set forth herein or in another Ancillary Agreement. Notwithstanding the foregoing, Distributor shall (i) provide master data (including product master data, vendor master data, customer master data, materials master data, and employee master data) in the form and format that it exists on the Distributor ERP System (or in another format readily convertible by Distributor if reasonably requested by Supplier) related to the SpinCo Business and reasonably necessary for Supplier to set up its own systems with such data for purposes of operating the SpinCo Business, (ii) provide reasonable access to Supplier with respect to reasonable and specific requests for historical data and reports (including historical and legacy contracts and legal claims matters) to the extent related to the SpinCo Business, if such data and reports are maintained in a form and manner that access can be readily provided by Distributor, and (iii) consider in good faith reasonable and specific requests by Supplier with respect to other data, if any, reasonably necessary for use by Supplier in the SpinCo Business at Supplier’s cost.

4.5.4 Distributor shall have the right to shut down temporarily for maintenance or similar purposes the operation of the Distributor ERP System or any other facilities or systems of Distributor or its Affiliates providing any Service whenever in Distributor’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided that without limiting the immediately following sentence, Distributor will schedule non-emergency general maintenance impacting the Services so as not to materially disrupt the operation of the SpinCo Business by Supplier. Distributor will give Supplier reasonable advance notice of any such shut down for general maintenance purposes or other planned shut down.

4.5.5 Distributor will be excused from performing any portion of a Service under this Agreement to the extent that, and solely for so long as, it is actually prevented from performing such portion of such Service as a result of Supplier’s or any of its Representatives’ failure to comply with Supplier’s obligations set forth in Section 6. The Parties will use commercially reasonable efforts to cooperate to agree upon steps to be taken by Supplier to address and mitigate such adverse effect, and to the extent reasonably practicable the Services will resume in accordance with the terms hereof upon such mitigation.

4.6 Additional Services. Supplier may, within ninety (90) days following the Distribution Date, identify in writing to Distributor additional services related to the Purpose that (i) Distributor and its Affiliates (other than Supplier and its Affiliates) have been providing or have provided in such Territory in connection with the ordinary course of operation of the SpinCo Business in the twelve (12) months prior to the Commencement Date or otherwise are necessary to physically and logically separate the operations and the systems of the SpinCo Business from Distributor, (ii) are not described in the Services Schedule and are not, for clarity, Excluded Services hereunder or described in the Transition Services Agreement, and are not otherwise capable of constituting Services, Additional Services or Excluded Services, under the Transition Services Agreement and (iii) are necessary for the Supplier and its Affiliates to continue to conduct the SpinCo Business from and after the Commencement Date (collectively, except for the Excluded Services, the “Additional Services”). If Distributor has the necessary assets, rights and resources to reasonably provide such Additional Services, and Supplier is not reasonably in a position to provide such Additional Services or obtain such Additional Services from a Third Party on the same time frame as such services would be available from Distributor, then with the written approval of Distributor, not to be unreasonably withheld, conditioned or delayed, the Parties shall execute a written amendment to the then-current Services Schedule to reflect such Additional Service with respect to the applicable Territory(ies) and terms and conditions (which shall be reasonably agreed to by the Parties and otherwise shall be consistent with all terms, conditions and pricing applicable to the other Services hereunder, as applicable), and such Additional Service shall then be deemed a “Service” hereunder for the relevant Territory(ies).

4.7 Modifications. Subject in all cases to the provision of the Services in accordance with the service standards set forth in Section 4.4, the Distributor ERP System or other resources used by Distributor to provide the Services may be changed, altered or modified from time to time at Distributor’s reasonable discretion. Without limiting the foregoing, Distributor may modify a Service to the extent the same modification (including with respect to the cost, scope, nature, performance levels, timing and quality of such Service) is made with respect to Distributor’s provision of such Service to itself and its Affiliates, as applicable. Distributor shall inform Supplier reasonably in advance in writing of (a) any changes to the Services pursuant to this Section 4.7 and (b) any material changes to the Distributor ERP System or other resources used to provide the Services that may affect Supplier’s operation of the SpinCo Business with respect to the Purpose. Subject to the preceding provisions of this Section 4.7, any change in the scope, nature, performance levels or duration of any Service described in or other amendment to the Services Schedule must be agreed by the Parties in writing and signed by the Parties.

4.8 Use of Services. For each Territory, Distributor shall not be required to provide the Services to any Person other than Supplier and its Affiliates, and shall not be required to provide Services in connection with anything other than the Supplier’s or its Affiliates’ use or operation of the SpinCo Business with respect to the Purpose after the Commencement Date. Supplier shall not, and shall not permit any of its Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party.

5. OBLIGATIONS OF DISTRIBUTOR

5.1 Responsibilities of Distributor.

5.1.1 Distributor shall maintain sufficient resources necessary to maintain all necessary Governmental Approvals to, and shall otherwise maintain sufficient resources to, perform its obligations hereunder in accordance with the terms hereof, including in accordance with the Pre-Effective Date Distribution Form applicable thereto. Without limiting the foregoing, with respect to product registrations, Distributor shall satisfy the obligations set forth in Section 10.4.

5.1.2 Without limiting any of its rights or obligations set forth in this Agreement Distributor shall:

(a) provide technical assistance and training to Supplier personnel to the extent specified in the Services Schedule.

(b) notify Supplier of problems with the Supplier’s work environment that might interfere with the provision of Services hereunder.

(c) perform its obligations under this Agreement in a manner consistent with all legal requirements applicable to Distributor in its capacity as a provider of Services to the Supplier.

5.1.3 Distributor shall provide Supplier and its Representatives with information and documentation reasonably requested by Supplier that is reasonably necessary for Supplier to receive Services hereunder, to perform its obligations hereunder and to transition off the Services in accordance with Section 3.2, subject in each case to reasonable confidentiality, security and privacy controls, policies and procedures imposed by Distributor.

5.1.4 Distributor shall, during normal business hours and with reasonable prior notice, make available, as reasonably requested by Supplier, reasonable access to personnel and provide timely decisions reasonably requested by Supplier in order that Supplier may timely transition off the Services in accordance with Section 3.2.

5.1.5 In performing its obligations under this Agreement, Distributor shall comply with its obligations under the Data Protection Laws and shall not do or permit anything to be done which might cause or result in a breach by Supplier of the Data Protection Laws. If either Party concludes, at any time, that a data processing agreement is required in connection with the performance of any activities under this Agreement, it shall notify the other Party and the Parties shall agree and enter into reasonable terms in this respect.

6. OBLIGATIONS OF SUPPLIER

6.1 Certain Supplier Responsibilities. Without limiting Section 6.2, the Supplier shall be responsible for and shall perform or cause to be performed the activities set forth on Schedule 5. The Parties understand and agree that, notwithstanding anything to the contrary herein and without limiting Section 2, Distributor’s sole responsibility hereunder is to provide the Services hereunder on behalf of and for the benefit of Supplier, as set forth herein, in each case without limiting either Party’s rights or obligations under the Separation and Distribution Agreement or any other Ancillary Agreement.

6.2 Other Responsibilities of Supplier.

6.2.1 With respect to the Purpose, following the relevant Commencement Date, Supplier shall, for each Territory, (i) exercise ultimate control over the operation of the SpinCo Business, except to the extent of the Services, and (ii) be solely responsible for the operation of the SpinCo Business in accordance with all applicable Laws and regulations, except to the extent of the Services (and without limiting the services provided under the Transition Services Agreement).

6.2.2 Supplier shall, during normal business hours (or as may otherwise be expressly required to deliver a Service) and with reasonable prior notice, provide Distributor and its Representatives with access to its facilities as is reasonably necessary for Distributor to perform the Services and provide Distributor and its Representatives access to any systems or software applications that Distributor and its Representatives are obligated to provide hereunder.

6.2.3 Supplier shall provide Distributor and its Representatives with information and documentation reasonably requested by Distributor that is reasonably necessary for Distributor to perform the Services and provide access to the Distributor ERP System it is obligated to provide hereunder, subject in each case to reasonable confidentiality, security and privacy controls, policies and procedures imposed by Supplier.

6.2.4 Supplier shall, during normal business hours and with reasonable prior notice, make available, as reasonably requested by Distributor, reasonable access to personnel and provide timely decisions reasonably requested by Distributor in order that Distributor may perform its obligations hereunder.

6.2.5 Supplier acknowledges and agrees that certain of the Services to be provided hereunder were previously performed for Distributor or its Affiliates by individuals who may no longer be employed by Distributor or its Affiliates as a result of the Separation and Distribution Agreement and that the provision of the Services to Supplier may require Distributor’s reasonable access to, or support from, Supplier’s relevant employees.

6.2.6 Except for Services and Distributor ERP System expressly required to be provided by Distributor under this Agreement, Supplier shall be solely responsible for: (a) the selection, acquisition and maintenance of any and all Third Party products or services used by Suppliers; (b) all implementation, maintenance and support concerning such Third Party products and services; and (c) all costs associated with the activities described in clauses (a) and (b), above. Except as expressly set forth in this Agreement, Distributor shall have no obligation to acquire, host, maintain or otherwise support any such Third Party products or services.

6.2.7 Supplier is and shall remain solely responsible for the content, accuracy and adequacy of all data that Supplier, its Representatives transmit or have transmitted to Distributor for processing or use in connection with the performance of Services.

6.2.8 Supplier shall comply, and shall cause its Representatives to comply, with all applicable legal requirements in connection with their respective operations and obligations under this Agreement, including the receipt and use of the Services.

6.2.9 In performing its obligations under this Agreement, Supplier shall comply with its obligations under the Data Protection Laws and shall not do or permit anything to be done which might cause or result in a breach by Distributor of the Data Protection Laws.

6.2.10 Supplier shall maintain sufficient resources to perform its obligations hereunder in accordance with the terms hereof, including, for clarity, maintaining adequate staffing levels, including in accordance with the Pre-Effective Date Distribution Form applicable thereto. Without limiting the foregoing, with respect to product registrations, Supplier shall satisfy the obligations set forth in Section 10.4.

6.2.11 Mutual Responsibilities. The Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a) exchanging information relevant to the provision of Services hereunder;

(b) reasonable efforts to mitigate problems with the work environment interfering with the Services; and

(c) each Party requiring its personnel to obey any security regulations and other published policies of the other Party while on the other Party’s premises which have been made available to the Party

6.2.12 Mutual Responsibilities for Governmental Approvals. Without limiting Section 6.2.11 or Section 10.4, the Parties will reasonably cooperate with each other with respect to maintaining such Governmental Approvals (other than product registrations) of each Party as are necessary for the distribution of the Products and provision and receipt of the Services with respect to each Territory hereunder, including by making such filings and taking such other commercially reasonable actions required under applicable Laws therefor.

7. DISPUTES

7.1 In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

7.2 In any Dispute regarding the True-Up Amount, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 7.1 and it is determined that the True-Up Amount that has been invoiced by one Party to the other Party (and that the Party receiving the invoice has paid to the other Party) is greater or less than the amount that the True-Up Amount should have been, then (i) if it is determined that the Party that received the invoice has overpaid the True-Up Amount then the other Party shall within ten (10) calendar days after such determination reimburse the Party that has overpaid an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Party that has overpaid to the time of reimbursement to them; and (ii) if it is determined that a Party has underpaid the True-Up Amount then they shall within ten (10) calendar days after such determination reimburse the other Party an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Party that has underpaid to the time of payment of the reimbursement.

8. INVENTORY; CUSTOMER AGREEMENTS

8.1 Inventory.

8.1.1 The Supplier shall manage demand and supply inventory planning and share these plans with the Distributor.

8.1.2 Each month, the Supplier shall provide the Distributor, at a minimum, twelve (12) month rolling inventory forecasts (including monthly volume and inventory requirements).

8.1.3 The Distributor and Supplier agree to mutually rectify back orders, but the Distributor is not financially obligated to compensate the Supplier for back orders for Products, unless such back order is a result of Distributor or its Affiliates’ physical inability to manage inventory volumes or warehousing or any other physical actions of Distributor or its Affiliates within their control that are not related to the Distributor ERP System or any actions of Supplier or any Supplier Affiliates.

8.1.4 The Parties acknowledge that there is inventory of Products in each Territory as of the Commencement Date (such inventory in such Territory, the “Opening Inventory”). The relevant Distributor Affiliate shall retain title to the Opening Inventory until the Product is delivered to the end customer or Subdistributor.

8.1.5 Upon expiration or termination of this Agreement, Supplier or any of its Affiliates in the applicable Territory on an ex-works basis (Incoterms 2020) must repurchase from Distributor or the applicable Distributor Affiliate all unused and undamaged Products in stock for the Product Price paid by Distributor (or any Distributor Affiliate) to Supplier (or any Supplier Affiliate) for such Products, plus any freight, insurance (minus any recoveries on such insurance), non-recoverable duty, or other non-recoverable importation cost incurred by the Distributor in respect of such Products (collectively, the “Final Inventory Repurchase Obligation Amount”), less the full Opening Inventory as of the Commencement Date at the Product Price (the net amount of such payment obligation, the “Final Inventory Repurchase Balance”). For clarity, if the Final Inventory Repurchase Balance is a positive number, then Supplier or Supplier Affiliate shall pay the Final Inventory Repurchase Balance to Distributor or Distributor Affiliate, and if the Final Inventory Repurchase Balance is a negative number, then Distributor or Distributor Affiliate shall pay the Final Inventory Repurchase Balance to Supplier or Supplier Affiliate. Upon mutual written agreement of the Parties, the Parties may elect to set off payment of the Final Inventory Repurchase Balance pursuant to this Section 8.1.5 with payment of the True-Up Amount in connection with the final True-Up under Section 11.1.2(a).

8.2 The Parties acknowledge and agree that there are and will continue during the Term to be, distribution and other contracts in place between Distributor and certain Supplier customers that pre-date the Commencement Date (“Customer Agreements”) and that, for expediency and administrative convenience, the Parties have agreed not to amend those contracts to reflect the terms of this Agreement, but rather to address such issues as between themselves in this Agreement. Accordingly, Supplier hereby agrees that the terms set forth in each Customer Agreement shall be the terms under which Supplier provides the applicable Products and services related thereto to each such customer during the Term.

8.3 Following the Commencement Date, for new and amended contracts with Supplier’s customers or local distributors (as applicable) with respect to any Products or under which any Services will be provided, Supplier will consult with Distributor and the Parties will work together in good faith to determine what level of service can be provided by Distributor and whether such service will have an effect on the fees under this Agreement, including as described on Schedule 2, and Supplier shall ensure that any such contracts are consistent with the terms and conditions of this Agreement during the Term.

8.4 Supplier will bear sole responsibility for all warranties associated with the Products (“Warranties”), and Supplier will promptly reimburse Distributor for any costs incurred by or on behalf of Distributor or its Representatives in connection therewith. Without limiting the foregoing, Supplier will maintain the terms of the Warranties as they exist as of the Commencement Date for so long as Distributor continues to have obligations under such Warranties, and thereafter Supplier will notify Distributor of any changes to such Warranties not less than thirty (30) days prior to offering the same to customers or Subdistributors (as applicable).

9. ACCESS TO FACILITIES

9.1 Access to Facilities. Prior to one Party allowing any of the other Party’s Representatives (“Personnel”) to enter onto any premises owned, controlled or operated by such Party, that Party may require such Personnel to enter into confidentiality agreements to protect its Confidential Information and contain provisions that are consistent with the provisions of Section 22 of this Agreement. Each Party shall cause all Personnel to comply with all reasonable instructions and policies of the other Party made available while at any premises owned, controlled or operated by such Party, and each Party shall have the right to remove any Personnel of the other Party from any such premises for failure to comply with this Agreement or any such instructions or policies. Notwithstanding the foregoing, this Section 9.1 shall not limit any access to premises provided under the Transition Services Agreement or any lease between Distributor (or its Affiliates) and Supplier (or its Affiliates), in each case subject to the terms and conditions thereof.

10. FIELD ACTIONS; PRODUCT REGISTRATIONS

10.1 Field Actions. For each Territory Supplier shall have the sole discretion and responsibility to effect and control any recall, withdrawal, or field correction (a “Field Action”) with respect to any Product sold on or after the Commencement Date. In connection with a Field Action, Distributor (or such of its Affiliates that holds the product registration with respect to such Product at the time of such Field Action, as applicable) shall reasonably cooperate with responding to Supplier’s requests for information or other assistance, and in otherwise effecting such Field Action by Supplier, and, for clarity, Distributor shall have the right to take any actions as may be necessary or appropriate in connection with applicable Laws in the Territories upon good faith advance communication to Supplier and using commercially reasonable methods (including costs and expenses in furtherance of such methods), in each case at the Supplier’s cost. For clarity, solely with respect to such actions in the applicable Territory in connection with a Field Action that Supplier, the Supplier Affiliates and their respective agents (other than Distributor or Distributor Affiliates) are prohibited from taking and Distributor or a Distributor Affiliate is required to take pursuant to applicable Laws, the Parties shall cooperate with respect thereto, and Supplier shall reasonably assist Distributor or the Distributor Affiliate to take such actions, and any costs and expenses associated with such discussed and agreed upon actions shall be borne by Supplier. Supplier shall consult with Distributor before issuing any press release or otherwise making any public statement regarding any Field Action that references or implicates Distributor or any of its Affiliates. Supplier shall be responsible for communicating with any Governmental Authorities in connection with a Field Action, and

Distributor (or such of its Affiliates that holds the product registration with respect to such Product at the time of such Field Action, as applicable) shall reasonably cooperate with Supplier to facilitate such communications (including by communicating directly with the applicable Governmental Authority to the extent so required). Supplier shall bear the costs and expenses to the extent incurred by it and by Distributor or any of its Affiliates in connection with any such Field Action.

10.2 Regulatory Compliance. Both Parties agree to comply with all applicable Laws in connection with the ordering, purchase, supply, distribution and sale of the Products, including all import/export Laws, and restrictions and regulations of the United States Department of State, United States Department of Commerce or other Governmental Authority and any applicable Law relating to foreign exchange transactions.

10.3 Quality Agreement. To the extent required by applicable Law or if otherwise agreed, the Parties shall negotiate and enter into a separate quality agreements.

10.4 Product Registrations. Notwithstanding anything to the contrary herein, and, for clarity, without limiting the Transition Services Agreement, any obligations of Distributor with respect to obtaining, maintaining, renewing or modifying any product registration shall be set out in the Transition Services Agreement, except as expressly set forth in the next sentence. For clarity, except as set forth in the LSA or Transition Services Agreement, solely with respect to any product registration for the Products in the Territories hereunder which cannot be transferred from Distributor or a Distributor Affiliate to Supplier or a Supplier Affiliate and which Supplier or a Supplier Affiliate is not permitted under applicable Law to obtain, maintain or renew in its own name, Supplier shall perform all actions required to prepare such filings as are necessary to obtain, maintain or renew such product registration (as defined in the Transition Services Agreement) and Distributor shall make such filings in Distributor’s or a Distributor Affiliate’s name, in each case at Supplier’s sole cost and expense.

10.5 New Branding. Any support for the set up of master data for new branding of Supplier or its Affiliates in the Distributor ERP System with respect to any Products shall be agreed between the Parties in writing, and any such newly branded Products shall not constitute or be deemed to be “Products” hereunder unless and until Distributor has approved the same in writing. For the avoidance of doubt, any new branding shall not apply to invoice forms and business stationery of Distributor.

10.6 Distributor shall continue to maintain a recovery plan to ensure the continuity of Services in case of natural disasters, serious weather conditions, power failures, fires, national emergencies, or any other catastrophic event that is consistent with the recovery plan that the Distributor has in place with respect to the SpinCo Business in the twelve (12) months prior to the Commencement Date.

11. PRODUCT PRICE, REIMBURSABLE COSTS AND PAYMENT TERMS

11.1 Product Price.

11.1.1 Product Price. Distributor shall pay to Supplier the applicable price for each of the Products with respect to the applicable Territory that Distributor purchases from Supplier hereunder in accordance with the relevant provisions of the LSA (such price, with respect to such Product and Territory, the “Product Price”).

11.1.2 Monthly Price Reviews and True-Up.

(a) The Parties shall conduct reviews on a monthly basis to reconcile differences between the economic benefit the Parties would otherwise have received in the Territories under the charging model set out in Schedule 1 and the actual economic benefit over the course of the month, including factoring in Product Prices, Reimbursable Costs, the Return, and prices to customers and Subdistributors. There will be a monthly true-up payment to reconcile this difference (“True-Up”), provided that upon mutual written agreement of the Parties, the Parties may elect to conduct True-Ups payments at different intervals. The Party which received an economic benefit in excess of what it would have otherwise received under the charging model under the LSA for the applicable period, shall pay to the other Party an amount equal to such excess amount (the “True-Up Amount”). Without limiting the foregoing, promptly following the expiration or termination of this Agreement with respect to any one or more Territories, the Parties shall conduct the foregoing review and the True-Up Amount shall be paid by the applicable Party with respect to the period since the last True-Up.

(b) In connection with the monthly review and True-Up processes, upon a Party’s reasonable request, each Party shall provide reasonable documentation in its possession to support the amount of Reimbursable Costs, Product Prices, Return, prices to customers and Subdistributors and other amounts to the extent reasonably necessary to conduct such processes, and the Parties shall otherwise reasonably cooperate in connection therewith.

11.1.3 To the extent not prohibited by applicable Laws, Supplier may, upon reasonable written request to Distributor in connection with strategic purposes, provide Distributor a Product Price rebate or discount to be passed on to a customer or Subdistributor (as applicable) via a pre-determined discounted sales agreement between such customer or Subdistributor (as applicable) and Distributor. The Product Price rebate or discount provided by Supplier to Distributor will be in an amount appropriate to preserve Distributor’s economic benefit consistent with the Product Price. The rebate or discount shall be deducted from the applicable invoices for such Products under Section 11.2. In the event of a rebate or discount, Distributor shall not be required to provide pricing to an end customer or a Subdistributor that is below the cost-of-goods for the Product borne by Supplier or that has a material adverse effect on the Parent Business, given all relevant circumstances.

11.2 Invoicing and Payment Terms.

11.2.1 Supplier shall invoice Distributor directly for the True-Up Amount any time that the True-Up process is undertaken which results in Distributor owing the True-Up Amount to Supplier in accordance with Section 11.1.2(a). Distributor shall invoice Supplier for the True-Up Amount any time that the True-Up process is undertaken which results in Supplier owing the True-Up Amount to Distributor in accordance with Section 11.1.2(a). Distributor shall pay Supplier an amount equal to the True-Up Amount (where applicable), by the twenty-fifth (25th) day of each month for any invoice received prior to that day in the same month. Supplier shall pay Distributor (where applicable), an amount equal to the True-Up Amount (where applicable) by the twenty-fifth (25th) day of each month for any invoice received prior to that day in the same month. If payment is not made by the twenty-fifth (25th) day of the month, the invoicing Party may send notice of non-payment: (i) where the invoiced Party is the Distributor, to the Senior Vice President for Finance, Business Units of Becton, Dickinson And Company; and (ii) where the invoiced Party is the Supplier, to the Treasurer of Embecta Corp. (a “Non-Payment Notice”). Late payments shall bear interest at 8% per annum for all undisputed amounts not paid within ten (10) days from receipt of a Non-Payment Notice therefor (or such lesser rate which is the maximum rate allowed by law) (the “Interest Payment”). Failure to pay undisputed amounts due hereunder within sixty (60) days from receipt of a Non-Payment Notice therefor pursuant to the terms of this Agreement shall be a material breach and Supplier may terminate this Agreement with respect to the applicable Service for which such payment failure applies under Section 20.2 hereof (after the applicable cure period set forth therein).

11.2.2 Except as the Parties may expressly agree in writing, amounts due hereunder shall not be offset by amounts due or claims under any other agreement.

11.3 Supporting Documentation of Reimbursable Costs

11.3.1 Upon Supplier’s reasonable request, Distributor shall provide reasonable documentation (including a monthly statement of such costs) in its possession to support the amount of Reimbursable Costs, Set-Up Costs and/or other expenses charged in connection with the Services deducted from the Product Prices paid by Distributor to Supplier hereunder.

11.4 Taxes.

11.4.1 Pricing includes (i) all Taxes, including sales, use, VAT, consumption, excise, withholding or similar taxes (other than Taxes based on Distributor’s net income) and all other governmental charges, including duties and other custom charges, that may apply to the transactions contemplated by this Agreement, and (ii) consideration for all necessary licenses and grants covered by this Agreement where no consideration has been expressly determined. Supplier shall be responsible for paying all such Taxes and other governmental charges. Distributor may collect such Taxes and governmental charges from Supplier as required by law.

11.4.2 Deductions or withholding.

11.4.2.1 If any amount of any payment under this Agreement is required to be deducted and withheld with respect to the making of such payment under any provision of applicable Law, the applicable Party (the “Withholding Agent”) shall be entitled to deduct and withhold such amount as required by applicable Law, provided that prior to such withholding, the Withholding Agent shall give written notice of its intention to deduct and withhold and allow the other Party sufficient time to furnish any required documentation and forms to minimize or eliminate such withholding. The Withholding Agent shall pay all such withheld amounts to the applicable Governmental Authority. For the avoidance of doubt, the provisions of this Section 11.4 shall apply to Affiliates of Distributor and Supplier as if such Affiliate were Distributor or Supplier, as applicable.

11.4.2.2 Notwithstanding anything in this Agreement to the contrary, if any deductions or withholdings are required to be made by Supplier as aforesaid as a result of Supplier being organized in a jurisdiction that is different from Distributor, Supplier shall be obliged to pay to Distributor such amount as will, after the deduction or withholding has been made, leave Distributor with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding, provided that if Distributor subsequently receives a credit for such deduction or withholding for the taxable year in which the deduction or withholding was made, then Distributor shall promptly repay an amount equal to such credit up to the lower of:

(a) the amount previously paid by Supplier; or

(b) the amount which would put Distributor in the same position as if no deductions or withholdings had been required to be made in respect of the relevant payment to Distributor.

11.4.3 Notwithstanding any provision of this Agreement or the Separation and Distribution Agreement to the contrary, Supplier shall indemnify (in applicable local currency) Distributor and its Affiliates against all income Taxes required to be paid by Distributor, its Affiliates or its Representatives arising or resulting from a requirement under applicable local law that Distributor, its Affiliates or its Representatives take into account as its own income (to the extent not fully offset by corresponding deductions) amounts collected on behalf of Supplier in any jurisdiction.

12. GUARDRAILS

12.1 In order to avoid significant cost incurrence or loss by the Distributor or its Affiliates, and for purposes of maintaining adequate service levels and the Pre-Effective Date Distribution Form hereunder, and to retain the pricing terms set forth in Section 11 (which are in part based on space and resource requirements at current volumes), Supplier shall, and shall cause its Affiliates to, at all times during the term, ensure the volumes of all Products maintained in each Facility during each month of the Term, on a Facility-by-Facility basis, are within plus-or-minus twenty percent (+/- 20%) of the average inventory stock of the Products in such Facility over the twelve (12) month period immediately preceding the

Commencement Date (with respect to each such Facility, the “Guardrail”). For the avoidance of doubt, the “Suzhou 3” manufacturing plant will be the sole exception, with no guardrails in place with regards to minimum or maximum volume, in accordance with the agreement in place with respect to the “Suzhou 3” manufacturing plant. Without limiting the foregoing, if the Supplier becomes aware of circumstances (including, for clarity, inventory-level management) that could result in such volumes of Products at any Facility exceeding the applicable Guardrail therefor, Supplier will promptly notify Distributor thereof and the Parties will discuss in good faith potential operational adjustments to be mutually agreed in an effort to accommodate such volumes, provided that (i) the Supplier will bear all fees and costs associated therewith, which shall be deemed to be “Reimbursable Costs” hereunder and paid to Distributor in accordance with Section 11, (ii) such adjustments shall not create volume or space limitations on or otherwise adversely affect Distributor’s or its Affiliates’ businesses, and (iii) the Guardrail shall continue to apply except as and to the extent specifically agreed otherwise by the Parties in writing; provided further that, without limiting the foregoing clause (i), both Parties will use commercially reasonable efforts to mitigate any cost or loss that they may suffer or incur. For the avoidance of doubt, the Distributor shall not be obligated to place any purchase order for stocks or store or warehouse or hold buffer stocks that would exceed the Guardrail unless mutually agreed upon by both Parties.

12.2 For each Territory, Supplier shall provide to Distributor, on the Commencement Date, a detailed written assessment of volumes of Products and all storage requirements therefor with respect to each Facility, together with a written forecast of such volumes, reflecting Supplier’s reasonable and good faith projections, with respect to each month during the initial twelve (12) months following the Commencement Date. Supplier shall update such forecast in writing to Distributor on a quarterly basis, reflecting Supplier’s reasonable and good faith projections, with respect to each month during the twelve (12) months following the date of such update. Without limiting the foregoing, Supplier shall reasonably promptly notify Distributor in writing if Supplier plans to shift any material portion of volumes (i.e., twenty percent (20%) or greater) of Product from any Territory to a different Territory or from any Facility to a different Facility.

12.3 For purposes of this Section 12, “Facility” shall mean each warehouse, distribution center or other facility used in connection with any Products hereunder.

12.4 Without limiting the foregoing, (i) to the extent Distributor requires a narrower Guardrail with respect to any Facility operated by Distributor than the plus-or-minus twenty percent (+/- 20%) threshold described above, such narrower Guardrail shall apply to such Facility, and (ii) Supplier shall reasonably cooperate to ensure that all volume, packaging, size and other similar requirements are adhered to and the same pricing tiers applicable immediately prior to the Commencement Date remain applicable at all times during the Term, taking into account the combined volumes of Products and any products of Distributor or its Affiliates that are stored at or pass through the relevant Facility.

13. RELATIONSHIP BETWEEN THE PARTIES

13.1 The Parties to this Agreement are and shall remain independent contractors and neither Party is an employee, agent, partner, franchisee or joint venturer of or with the other.

Each Party will be solely responsible for all actions or omissions of its employees and for any employment-related taxes, insurance premiums or other employment benefits respecting its employees. Neither Party shall hold itself out as an agent of the other and neither Party shall have the authority to bind the other.

14. PERFORMANCE BY REPRESENTATIVES

14.1 Without limiting Section 2, Distributor may engage one or more Affiliates (including Local Sub-Distributors), Third Parties or other Distributor Representatives (each a “Subdistributor”) to perform all or any portion of the Distributor’s duties under this Agreement, provided that (i) the Distributor remains responsible for the performance of such Distributor Representatives, and (ii) no such engagement, to the extent such Services are to be provided directly by Distributor pursuant to the Services Schedule, shall increase or result in additional charges for the Services, or fees or expenses, to Supplier or any of its Affiliates.

15. INSURANCE

15.1 The Parties may maintain, during the Term of this Agreement, such insurance policies or self-insurance as they deem appropriate, each for their own requirements.

15.2 If and to the extent that Supplier is unable to obtain insurance to cover its risk of loss with respect to the Products, upon reasonable written request of Supplier, Distributor shall attempt in good faith to obtain insurance under Distributor’s existing policies to cover such risk of loss at Supplier’s sole cost and expense (including any deductible of such insurance with respect to the Products), subject to the terms and conditions of such policies and without limiting Section 16.

16. TITLE AND RISK OF LOSS; RISK OF NON-PAYMENT

16.1 Except as otherwise expressly provided in this Section 16, as between the Parties, Supplier shall bear all risk of loss with respect to the Products and all risk of non-payment by customers with respect to the Products.

16.2 If any Product is damaged, lost or stolen while in a warehouse owned or controlled by Distributor or its Affiliates, as between the Parties, Distributor is responsible under this Agreement for such damage, theft or loss only to the extent the damage, theft or loss results from Distributor’s or such Affiliate’s gross negligence or willful misconduct. In the event Distributor is so responsible as provided in the immediately preceding sentence, Distributor’s sole obligation and liability shall be to compensate Supplier at an amount equal to the replacement cost of such Product to the extent so damaged, stolen or lost. In the event Distributor is not so responsible, Supplier shall deduct the Product Price of the applicable Product from the invoice provided under Section 11.2.1 or, to the extent such invoice has been paid, promptly reimburse Distributor therefor.

16.3 Subject to Section 16.2, risk of loss shall transfer from the Supplier directly to the end customer or Subdistributor when the Products are delivered to such customer or Subdistributor in the local Territory. Title to the Products shall transfer from Supplier (or its Affiliate) to Distributor (or its Affiliate) at the time such Products are purchased by Distributor (or its Affiliate) from Supplier (or its Affiliate) hereunder.

16.4 For the avoidance of doubt and without limiting Sections 16.1 or 16.2, as between the Parties, Supplier’s rights against Third Parties shall not be affected by the allocation of risk of loss as between the Parties set forth in the foregoing provisions of this Section 16. Distributor shall reasonably cooperate in good faith with Supplier, at Supplier’s cost, to make claims under any applicable third party contract (e.g., carriers) with respect to (a) any damage, theft or other risk of loss with respect to the Products thereunder or (b) any non-performance, breach, default or other failure to provide services, in each case subject to the terms and conditions of such third party contract (including any allowances or other relevant thresholds thereunder).

17. SUPPLIER LIABILITY TO THIRD PARTIES

17.1 Third Party Consents. With respect to any Services which require a license or service provided by a Third Party (including through the sub-contracting of any relationship with any Third Party), to the extent the consent of a Third Party is needed for Distributor to provide any such Services to the Supplier and its Affiliates, then Distributor will use its reasonable best efforts to secure the consent of such Third Party to provide Supplier with access to such Third Party contract, license or service, as applicable, in accordance with the terms and conditions of this Agreement. Any costs with respect to securing any such consents shall be the responsibility of the Supplier to the extent required by such Third Party contract, license, service. To the extent a Third Party requires or requests that Distributor make any payment to the extent not required by the terms of the relevant contract, license, service in order to obtain a consent addressed by this Section 17.1, Distributor and Supplier shall jointly determine in good faith whether or not to negotiate and/or make such payment, and to the extent agreed, such payment shall be reimbursed by Supplier. If Distributor is unable to secure the consent of the applicable Third Party vendor using its reasonable best efforts, or if Supplier does not pay for the applicable consent, then, notwithstanding any provision of this Agreement or the Separation and Distribution Agreement to the contrary, Distributor shall have no obligation to provide the impacted Service, and the Parties shall reasonably cooperate in good faith to effect an alternate method of providing the Service to Supplier to the extent practicable.

18. INDEMNIFICATION

18.1 Supplier hereby agrees to indemnify, defend and hold harmless Distributor, its Affiliates, its Representatives and its and their respective officers, directors, agents, employees and Affiliates, from and against any and all Losses arising out of, relating to or resulting from (i) Supplier’s or any of its Representative’s gross negligence or willful misconduct relating to this Agreement, (ii) Supplier’s or any of its Representative’s breach of this Agreement, and (iii) any product liability or other claims by Third Parties with respect to any Products (other than with respect to the misuse of such Product by Distributor or to the extent covered by an indemnification obligation of Distributor or its Affiliates under this Agreement, any Ancillary Agreement or the Separation and Distribution Agreement).

18.2 Distributor hereby agrees to indemnify, defend and hold harmless Supplier and its officers, directors, agents, employees and Affiliates from and against any and all Losses arising out of, relating to or resulting from (i) Distributor’s or any of its Representative’s gross negligence or willful misconduct relating to this Agreement or (ii) Distributor’s or any of its Representative’s breach of this Agreement except to the extent arising from a claim for which Supplier has an indemnification obligation pursuant to Section 18.1.

18.3 Notwithstanding anything provided herein, if an indemnitor and indemnitee have, through their negligent acts or willful misconduct or omissions or breaches of this Agreement, jointly contributed to any of the matters to be indemnified hereunder, the indemnitee shall be indemnified hereunder only to the extent that such indemnified matters were not caused by the negligent acts, acts of willful misconduct or omissions of, or breaches of this Agreement by, the indemnitee.

18.4 With respect to Third Party claims asserted against a Party for which the other Party has an indemnification obligation under this Section 18, (a) the indemnified Party shall provide the indemnifying Party with written notice describing such indemnification claim (“Claim”) in reasonable detail in light of the circumstances then known and then providing the indemnifying Party with further notices to keep it reasonably informed with respect thereto; provided however, that failure of the indemnified Party to keep the indemnifying Party reasonably informed as provided herein shall not relieve the indemnifying Party of its obligations hereunder except to the extent that the indemnified Party is materially prejudiced thereby; (b) the indemnifying Party shall be entitled to participate in such Claim and assume the defense thereof with counsel reasonably satisfactory to the indemnified Party, at the indemnifying Party’s sole expense; and (c) the indemnified Party shall reasonably cooperate with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any Claim. The indemnifying Party will not accept any settlement unless the settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a full and unconditional release of the indemnified Party, from all liability with respect to the matters that are subject to such Claim, without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The indemnified Party may participate in the defense of any claim with counsel reasonably acceptable to the indemnifying Party, at the indemnified Party’s own expense.

19. LIMITATION OF LIABILITY; EXCLUSION OF CONSEQUENTIAL DAMAGES.

19.1 EXCEPT FOR CLAIMS ARISING AS A RESULT OF (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 22 AND (B) A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THIRD PARTY LOSSES UNDER SECTION 18: (I) NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES AND (II) IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR DAMAGES HEREUNDER EXCEED WITH RESPECT TO ANY SERVICES, THE

AMOUNT OF THE ECONOMIC BENEFIT CALCULATED IN ACCORDANCE WITH SECTION 11.1.2(a) SOLELY TO THE EXTENT RELATED TO THE SERVICES HEREUNDER, EXCEPT IN THE CASE OF SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 19.1 SHALL LIMIT EITHER PARTY’S LIABILITY FOR PAYMENT OBLIGATIONS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

20. TERMINATION

20.1 Termination by agreement. Supplier and Distributor may agree to terminate this Agreement early with respect to all Territories hereunder at any time subject to prior written agreement (including as to notice (which shall not be less than ninety (90) days), exit costs and revised Product Prices for remaining Territories and Services).

20.2 Termination by Either Party. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement that materially and adversely impacts the provision of Services in any of the Territories or the other Party or an Affiliate of the other Party or its business, operations or assets and fails to cure such breach within ninety (90) days (thirty (30) days in the event of a payment breach) after receiving written notice of the breach. The Parties hereto hereby acknowledge and agree that any breach by any of their respective Representatives of any term or condition of this Agreement shall be deemed to be a breach by the applicable Party hereto of such term or condition (and any material breach by such Persons that has the effect set forth in the preceding sentence shall be grounds for termination of the affected Service pursuant to the preceding sentence). Any notice sent by Distributor with respect to a material breach and/or intention to terminate this Agreement shall also be sent to both Supplier addressees in Section 25.8.

20.3 Survival of Selected Provisions. Any provision which by its nature should survive, including the provisions of this Section 20.3 (Termination), Section 11 (Product Price, and Payment Terms), Section 16 (Title and Risk of Loss), Section 18 (Indemnification), Section 19 (Limitation of Liability; Exclusion of Consequential Damages), Section 22 (Confidentiality), Section 23 (Force Majeure), and Section 25 (Miscellaneous), shall survive the termination of this Agreement.

20.4 Post-Termination or Expiration Obligations. In connection with the termination or expiration of this Agreement for any reason whatsoever, the applicable Transition Plans shall govern the Parties’ activities with respect to transitioning from all Services. Each Party shall use commercially reasonable efforts to return any and all written Confidential Information and any other materials and property in tangible form in the possession or under the control of such Party to the other Party, including any marketing materials, literature and product samples.

21. INTELLECTUAL PROPERTY RIGHTS

21.1 Existing Ownership Rights Unaffected. Neither Party will gain, by virtue of this Agreement, any rights of ownership (or, except as provided in Section 21.3, use) of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other Party or its Affiliates. Except as set forth in the Ancillary Agreements, no license, title, ownership, or other intellectual property or proprietary rights are transferred to Supplier or any Supplier Representative pursuant to this Agreement, and Distributor retains all such rights, titles, ownership and other interests in the Distributor ERP System and all other software, hardware, systems and resources it uses to provide the Services, including, any special programs, functionalities, interfaces, or other work product that Distributor or its Representatives may develop at Supplier’s request to provide the Services. Each Party shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant the other Party, or any Representative of such Party, any right, title, license (other than as provided in Section 21.3), leasehold right or other interest in or to, any copyrights, patents, trade secrets, other intellectual property rights, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or software, documentation or other work product developed, created, modified, improved, used or relied upon by either Party or its Representatives in connection with the providing or receiving Services or the performance of either Party’s obligations hereunder. For the avoidance of doubt, no items created by either Party shall be considered a work made for hire for the other Party within the meaning of Title 17 of the United States Code.

21.2 Removal of Marks. The Parties agree that neither will remove any copyright notices, proprietary markings, trademarks or other indicia of ownership of the other Party from any materials of the other Party.

21.3 Intellectual Property License. Each Party hereby grants to the other, on behalf of itself and its Affiliates and only during the Term, a non-exclusive, worldwide, royalty-free, non-transferable, non-sublicensable, fully paid-up license to use any software, development tools, know-how, methodologies, processes, technologies, algorithms or any other intellectual property owned by such Party solely to the extent it is required for the purpose of providing or receiving such Services.

22. CONFIDENTIALITY

22.1 During the period beginning on the Commencement Date and ending on the date that is six (6) years from the date of expiry or termination of this Agreement, each Party shall retain in strict confidence, and shall cause such Party’s Representatives to retain in strict confidence, the terms and conditions of this Agreement and all information and data relating to the other Party or its Affiliates received pursuant to this Agreement, including information regarding its business, employees, development plans, programs, documentation, techniques, trade secrets, systems, software and know-how (“Confidential Information”), and shall not use such Confidential Information other than in connection with the performance of this Agreement and, unless otherwise required by law, an order of court, a subpoena or other legal process (subject to Section 22.2 below), disclose such information to any Third Party without the other Party’s prior written consent, except for Confidential Information that:

(a) was in such Party’s possession on a non-confidential basis prior to the time of disclosure to such Party by the disclosing Party or its Representatives;

(b) was or becomes generally available to the public other than as a result of a disclosure by such Party or its Representatives;

(c) becomes available to such Party on a non-confidential basis from a source other than the disclosing Party or its Representatives;

(d) was independently developed by such Party without the use of Confidential Information of the other Party; or

(e) a Party is required to disclose to enforce its rights in this Agreement (and such use or disclosure shall be limited to that reasonably necessary for purposes of such enforcement, and subject to a protective order or other confidentiality protection where appropriate), provided, in the case of clause (a) or (c), that the source of such information is not bound by a confidentiality agreement with the disclosing Party or otherwise prohibited from disclosing the information to the receiving Party by a contractual, legal or fiduciary obligation.

22.2 In the event that the receiving Party or any of its Representatives are requested or required by applicable Law, an order of court, a subpoena or other legal process to disclose any Confidential Information, the receiving Party will provide the disclosing Party with prompt written notice of any such request or requirement so that the disclosing Party may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, or that the disclosing Party chooses not to seek such remedy, the receiving Party may disclose only that portion of the Confidential Information which is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information. The receiving Party agrees not to oppose action taken by the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

22.3 Each Party hereby acknowledges that the Confidential Information of the other Party may still be under development, or may be incomplete, and that such information may relate to products that are under development or are planned for development. NEITHER PARTY MAKES ANY REPRESENTATIONS REGARDING THE ACCURACY OF THE CONFIDENTIAL INFORMATION IT DISCLOSES TO THE OTHER PARTY. Neither Party shall have responsibility for any expenses, losses or actions incurred or undertaken by the other Party as a result of the other Party’s receipt or use of Confidential Information.

22.4 It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Section 22, and that the disclosing Party may be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Section 22, but shall be in addition to all other remedies available at law or equity.

22.5 The obligations in this Section 22 shall survive any expiration or termination of this Agreement for six (6) years after the date of expiration or termination of this Agreement; provided, however, that, with respect to each trade secret of a Party or its Affiliates (where it is reasonably apparent that such item is a trade secret), such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret.

23. FORCE MAJEURE

23.1 Each Party will be excused for any failure or delay in performing any of its obligations under this Agreement if such failure or delay is caused by any event or condition beyond the reasonable control of the impacted Party, including act of God, law or government regulations, court orders, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of facilities, systems or materials by fire, earthquake, storm or like catastrophe (a “Force Majeure Event”); provided, however that the impacted Party notifies the other Party as soon as practicable, in writing, upon learning of the occurrence of the Force Majeure Event, stating the date and extent of such suspension and the cause thereof, and the Parties shall promptly confer, in good faith, on what action may be taken to minimize the impact, on both Parties, of such condition; provided, further, that the impacted Party shall take measures to overcome the condition with respect to the Services which are consistent in all material respects with the measures taken in connection with the Party’s other similarly affected operations, as relevant. A Party’s obligations hereunder (except their obligations expressly set forth in the foregoing sentence and their payment obligations in respect of Services already provided) shall be postponed until the cessation of the Force Majeure Event; provided that such Party will use commercially reasonable efforts to resume its performance hereunder.

24. AUDIT

24.1 Supplier, on behalf of itself and the Supplier Affiliates, shall be entitled, at Supplier’s cost, to appoint an independent auditor reasonably acceptable to Distributor to conduct periodic audits (not more frequently than twice per year) on reasonable advance notice and during normal business hours of the Reimbursable Costs, Set-Up Costs and/or other expenses being charged in connection with the Services provided by Distributor and any other components of the calculation of the True-Up Amount charged to Supplier hereunder, provided such audits shall be conducted in a manner that is intended to minimize, to the extent reasonably possible, disruption to the operations of Distributor and its relevant Affiliates. Any such audits must be completed within six (6) months after completion of a Service. The independent auditor shall enter into a confidentiality agreement with Distributor containing customary confidentiality obligations and shall, promptly following completion of such audit, disclose only the audit report, without any confidential audited materials, to both Parties.

24.2 If a Governmental Authority audit of Supplier or the Supplier Affiliates reasonably requires access to records in Distributor’s possession with respect to the Services, Distributor will reasonably cooperate to provide such records to allow the Supplier or such Supplier Affiliates to comply with applicable Law.

24.3 Supplier, on behalf of itself and the Supplier Affiliates, shall be entitled, at Supplier’s cost, during normal business hours and on reasonable notice to the Distributor (and/or the relevant Distributor Affiliate), to access the premises of the Distributor (and/or the relevant Distributor Affiliate) or the premises of a Third Party (provided that the Distributor or relevant Distributor Affiliate has the right to access such premises) where reasonably required to ensure that the Services are being provided to the standards required under this Agreement.

25. MISCELLANEOUS.

25.1 Mutual Cooperation. Each Party shall, and shall cause its Affiliates to, cooperate with the other Party and its Affiliates in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of such Party or its Affiliates; and, provided, further, that this Section 25.1 shall not require such Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

25.2 Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

25.3 Audit Assistance. Each of the Parties and their respective Affiliates are or may be subject to regulation and audit by a Governmental Authority (including a Taxing Authority, as such term is defined in the Transition Services Agreement), standards organizations, customers or other parties to contracts with such Parties or their respective Affiliates under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Affiliate exercises its right to examine or audit such Party’s or its Affiliate’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information (as such term is defined in the Transition Services Agreement), to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

25.4 Counterparts; Entire Agreement; Corporate Power.

25.4.1 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

25.4.2 This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and Distribution and would not have been entered into independently.

25.4.3 Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier or by e-mail in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

25.5 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

25.6 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, Distributor may assign this Agreement or all of its rights or obligations hereunder to any Affiliate without Supplier’s prior written consent (but with notice to the Supplier) solely to the extent such Affiliate can continue to deliver the Services hereunder without interruption.

25.7 Third-Party Beneficiaries. Except as expressly stated otherwise in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

25.8 Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 25.8):

If to Distibutor, to:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention:	Joseph LaSala

Chief Counsel - Transactions/M&A

E-mail:	joseph_lasala@bd.com

If to Supplier, to:

Embecta Corp.

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention:	Jeff Mann

Senior Vice President, General Counsel,

Head of Corporate Development and Corporate Secretary

E-mail:	jeff.mann@bd.com; jeff.mann@embecta.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given or made.

25.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

25.10 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

25.11 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

25.12 Specific Performance. Subject to Section 7, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Distributor shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 7 and this Section 25.12 with respect to all matters not subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

25.13 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

25.14 Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

25.15 Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement; (c) Article, Section, Exhibit, Annex and Schedule references are to the Articles, Sections, Exhibits, Annexes and Schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (h) unless otherwise specified in a particular case, the word “days” refers to calendar days; (i) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by Law to close in the United States or Franklin Lakes, New Jersey; (j) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (k) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2022.

25.16 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

26. SCHEDULES

26.1 The following Schedules, as amended or supplemented from time to time, are attached hereto and made part of this Agreement.

Schedule Number	Name
1	Distributor and Supplier Entities by Territory
2	Services Schedule
3	Excluded Services
4	Certain Supplier Responsibilities

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Supplier” By: _________________________________ Name: _______________________________ Title: ________________________________

“Distributor” By: ___________________________________ Name: ___________________________________ Title:__________________________________